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EXHIBIT 99.1

HOLLYWOOD, CA/SINGAPORE - DECEMBER 12, 2005 - US-based Amaru Inc. (AMRU) and its subsidiary, M2B World Travel Ltd., today announced the signing of a global agreement with Amadeus, the worldwide leader in technology and distribution of travel solutions. Through the agreement, M2B will be able to offer direct access to the extensive range of travel options available through the Amadeus network to their millions of viewers around the world. The agreement extends M2B's reach from broadband streaming entertainment into the worldwide travel arena.

The World Travel & Tourism Council (WTTC) recently estimated that worldwide spending for personal travel will hit $2.8 trillion in 2005. According to PhoCusWright, the online portion of those sales is growing particularly quickly in the US, Europe and the Asia-Pacific region, where combined online travel sales in those three geographic regions is estimated to top $115 billion this year. With eMarketer reporting that broadband currently reaches over 58 million households in Asia-Pacific alone, M2B World Travel Ltd., through its agreement with Amadeus, is now poised to immediately access and serve this consumer market. M2B World Travel Ltd. will now be able to offer consumers access to the huge range of content available through the Amadeus system, including 500 airlines, 58,000 hotels, and a whole range of other travel content. The M2B World Travel Website will consistently provide the most competitive rates through its direct connection to the Amadeus System using the Elleipsis TravelTalk(TM) integration platform, which allows M2B to access not only the major travel providers, but an expanded roster of additional suppliers such as low-cost carriers, cruise lines, and widened hotel distribution channels all through one single, easy-to-use platform based on the M2B website, www.m2bworld.com.

"We are bringing the most extensive range of travel options to our viewers by partnering with the leader in travel technology and distribution. We are now able to enter the travel and tourism market, effectively allowing consumers worldwide to tap into the broadest and most competitive options available no matter what their travel needs," said Colin Binny, CEO of Amaru Inc.

Amadeus directly aggregates travel solutions from 500 airlines, 58,000 hotel properties, some 42 car rental companies serving over 30,000 locations, as well as widespread air, ferry, rail, cruise, and tour operators. The agreement with M2B, a leader in broadband entertainment that bridges the gap between the Asian and US markets, places Amadeus firmly as a leader in travel technology.

"This partnership combines our unparalleled aggregated travel options with M2B World's unprecedented access to global viewership," said David Brett, President, Amadeus Asia Pacific. "With the rapid adoption of Internet especially in Asia Pacific, the M2B travel portal will be a valuable channel that will further contribute to our growth." The M2B travel site is expected to launch by the end of 2005.

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ABOUT AMARU INC. (AMRU) AND M2B
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Amaru, Inc., a Nevada corporation, through its subsidiaries under the M2B brand is a leader in the Broadband Media Entertainment business, and a major provider of interactive Entertainment-on-demand, Education-on-demand and e-commerce streaming over Broadband channels, Internet portals, and 3G devices. To date, the Company has launched multiple Broadband TV websites for Hollywood and Asian entertainment, education and online shopping, with over 100 channels designed to cater to various consumer segments and lifestyles. Its content covers diverse genres such as movies, dramas, comedies, documentaries, music, fashion, lifestyle, edutainment, and more. The M2B brand has established its competitive edge by offering access to an expansive range of content libraries for aggregation, distribution and syndication on Broadband and other media; including rights for merchandising, product branding, promotion and publicity.

Globally, Amaru Inc and M2B are expanding through several integrated companies including:
o    M2B World Inc - leads the US market and is based in Hollywood, CA.
o M2B World Pte Ltd - directs the Asian markets through its Singapore office and representative office in Shanghai, China
o M2B Australia Pty Ltd - oversees Oceania markets o M2B Entertainment Inc. - oversees Canadian market
o M2B Commerce Limited - focuses on e-commerce and e-trading, with a representative office in Cambodia
o    M2B World Travel Limited - offers e-travel services
o    M2B Game World Pte Ltd - develops online gaming platforms and content
o    Amaru Holdings - drives content syndication and distribution

M2B offers consumers personalized entertainment through its wide range of broadband streaming channels available at www.m2bworld.com.

Currently, the M2B Broadband TV websites available for US access include: www.HighFashion7.com - featuring top designers, models and fashion lifestyle www.DreamStage7.com - featuring glamour and fashion content from around the world www.Wiz5.US - offering online, on-demand business and corporate learning www.Shine8.com - featuring lifestyle, learning and leisure programming www.Star78.com - offering diverse programming for family entertainment www.Jump29.com - catering to young adult lifestyles www.Chinios78.TV - featuring Chinese lifestyle and learning content www.Dragon78.Tv - featuring Chinese entertainment programming

ABOUT AMADEUS
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Amadeus is the chosen technology partner for providers, sellers, and buyers of travel. The company provides distribution, IT and point-of-sale solutions to help its customers adapt, grow and succeed in the fast changing travel industry. Customer groups include travel providers (airlines, hotels, car rental companies, railway companies, ferry lines, cruise lines, insurance companies and tour operators), travel sellers (travel agencies) and travel buyers (corporations and travellers). Solutions are grouped in four solution categories
- Distribution & Content, Sales & e-Commerce, Business Management and Services & Consultancy.

Amadeus has central sites in Madrid (corporate headquarters & marketing), Nice (development) and Erding (Operations - data processing centre) and regional offices in Miami, Buenos Aires and Bangkok. At market level, Amadeus maintains customer operations in 75 countries covering more than 215 markets.

The company - controlled by WAM Acquisition SA, which is owned by BC Partners, Cinven, Air France, Iberia and Lufthansa - has over 6,500 employees worldwide, representing 95 nationalities. For the year ended 31 December 2004, the company reported revenues of (euro)2,056.7m and net income of (euro)208.0m. More information about Amadeus is available at: www.amadeus.com

SAFE HARBOR ACT
---------------

The information posted in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by use of the words "may," "will," "should," "plans," "expects," "anticipates," "continue," "estimate," "project," "intend," and similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company's control. For full statement, please refer to www.M2BWorld.com.